                                                                                                EXHIBIT 99.1

CONTACT:
Thor Erickson – Investor Relations +1 (678) 260-3110
Fred Roselli – Media Relations +1 (678) 260-3421
Lauren Sayeski – European Media Relations + 44 (0) 7976 113 674

FOR IMMEDIATE RELEASE

CCE PRESENTS AT CAGE INVESTOR CONFERENCE,
AFFIRMS FULL-YEAR 2013 GUIDANCE

ATLANTA, March 18, 2013 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) will discuss its plans and outlook with investors at the Consumer Analyst Group of Europe (CAGE) Conference in London on March 18 at 11:15 a.m. EDT (3:15 p.m. in London). The public can access the presentation through our website, www.cokecce.com.

John F. Brock, chairman and chief executive officer, and Bill Douglas, executive vice president and chief financial officer, will deliver the remarks.

In the presentation, CCE will affirm 2013 full-year guidance, including earnings per diluted share growth of approximately 10 percent and net sales and operating income growth in a mid-single-digit range. This guidance is comparable and currency neutral. At recent rates, currency translation would reduce full-year earnings per share by approximately 1 percent to 2 percent.

ABOUT CCE
           Coca-Cola Enterprises, Inc. (CCE) is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate with a local focus and have 17 manufacturing sites across Europe, where we manufacture nearly 90 percent of our products in the markets in which they are consumed. Corporate responsibility and sustainability is core to our business, and we have been recognized by leading organizations in North America and Europe for our progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about our company, please visit our website at www.cokecce.com and follow us on twitter at @cokecce.
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Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2012 and other SEC filings.